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Kaiser Ventures Inc.

           Media Contact:             Investor Contact:
           Terry L. Cook              James F. Verhey
           (909) 483-8511             (909) 483-8513


                             FOR IMMEDIATE RELEASE

    Kaiser Ventures Completes Sale of Water Company Stock for $87.5 Million

ONTARIO, CA (March 7, 2001) -- Kaiser Ventures Inc. (NASDAQ: KRSC) announced today that it completed yesterday the sale of all of its stock in Fontana Union Water Company, a mutual water company, to the Cucamonga County Water District (the "District") for $87.5 million in cash. In addition, the Company has received payment for approximately $2.5 million in lease payments under the water lease with the District through the closing. Completion of the sale also resolved the ongoing rate dispute litigation between the District and Kaiser.

          Richard Stoddard, Kaiser's Chief Executive Officer and Chairman of the Board of Directors stated, "I am pleased that the $87.5 million sale transaction with the District has been completed." Mr. Stoddard continued, "With the sale of the water stock, the Company is in a new posture and is evaluating various alternatives for placing much of the available cash generated from the sale into the hands of shareholders. I expect the Company's Board of Directors will be making a final determination of an appropriate alternative by the end of the second quarter of this year."

          With regard to the pending sale of the Eagle Mountain landfill project to the Los Angeles Sanitation District (the "Sanitation District"), the Sanitation

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District is continuing its due diligence on various title matters and the parties are negotiating various ancillary agreements. Consequently, it anticipated that the initial closing on the sale of the Eagle Mountain project, assuming it occurs, will occur late in the second quarter of this year.

     Statements made in this release that state the Company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. Forward-looking statements are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the results stated or implied by such forward-looking statements. There are risks and uncertainties associated with implementing the Company's future plans. For example, there is no assurance as to whether the pending sale of the Eagle Mountain project to the Los Angeles Sanitation District, will in fact be consummated, or if consummated, will be consummated on its current terms.

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